EXHIBIT 2.1

EXECUTION COPY

NO. 1 TO STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of August 23, 2012 (this “Amendment”), by and among Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Purchaser”), Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”), and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line”, and together with Harbinger Master and Harbinger Special Situations, the “Sellers” and each, a “Seller”).

RECITALS

A.           Purchaser and the Sellers are parties to the Stock Purchase Agreement, dated as of July 11, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”).  Capitalized terms used herein but not defined herein shall have the meaning set forth in the Stock Purchase Agreement.

B.           In accordance with Section 13.4 of the Stock Purchase Agreement, the parties have agreed to make certain amendments to the Stock Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Stock Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, do hereby agree as follows:

1.   Amendments.

 a.    Sections 9.7 and 9.8 of the Stock Purchase Agreement are each hereby amended by deleting all of the references therein to “Nasdaq” or “NASDAQ Stock Market” and replacing each such reference in its entirety with the following:

    “NASDAQ Stock Market or over the counter bulletin board (“OTCBB”) quotation, or another recognized U.S. or international stock exchange that is reasonably acceptable to the Sellers”.

 b.        Section 9.13 of the Stock Purchase Agreement is hereby amended and restated in its entirety by deleting the covenant set forth therein and replacing it in its entirety with the following:

    “Each of Purchaser and each Seller shall use commercially reasonable efforts to cause the Purchaser Ordinary Shares issuable under Article II and the Purchaser Ordinary Shares issuable upon the conversion of the Class A Preference Shares issuable under Article II to be authorized upon issuance for listing on the NASDAQ Stock Market or eligible for quotation on the OTCBB, or authorized for listing on another recognized U.S. or international stock exchange that is reasonably acceptable to the Sellers.”

c.     Section 11.1(i) of the Stock Purchase Agreement is hereby amended and restated in its entirety by deleting the condition set forth therein and replacing it in its entirety with the following:

 “the Purchaser Ordinary Shares issuable under Article II shall have been authorized upon issuance for listing on the NASDAQ Stock Market or eligible for quotation on the OTCBB, or authorized for listing on another recognized U.S. or international stock exchange that is reasonably acceptable to the Sellers;”.

2.   Effect of Amendment.  Except as expressly set forth herein, the Stock Purchase Agreement will be and is unchanged and will remain in full force and effect.  On and after the date hereof, each reference in the Stock Purchase Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Stock Purchase Agreement as amended hereby (except that references in the Stock Purchase Agreement to the “date hereof” or “date of this Agreement” or words of similar import in the Stock Purchase Agreement shall continue to mean July 11, 2012).  To the extent that a provision of this Amendment conflicts with or differs from a provision of the Stock Purchase Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

3.   Successors; Third Party Beneficiaries.  This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and their successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person (other than the persons set forth above and their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Amendment.

4.   Governing Law.  This Amendment shall be governed by and construed in accordance with the Stock Purchase Agreement.

5.   Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Amendment may be executed and delivered by facsimile or other electronic transmission.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –
SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

THE SELLERS:

HARBINGER CAPITAL PARTNERS
MASTER FUND I, LTD.

By:   Harbinger Capital Partners LLC,
its Investment Manager

By: /s/ Keith M. Hladek
    Name:  Keith M. Hladek
    Title:    Chief Financial Officer
 Co-Chief Operating Officer

HARBINGER CAPITAL PARTNERS
SPECIAL SITUATIONS FUND, L.P.

By:   Harbinger Capital Partners Special
Situations GP, LLC, its general partner

By: /s/ Keith M. Hladek
    Name:  Keith M. Hladek
    Title:    Chief Financial Officer
 Co-Chief Operating Officer

CREDIT DISTRESSED BLUE LINE MASTER
FUND, LTD.

By:   Harbinger Capital Partners II LP, its
liquidator

By: /s/ Keith M. Hladek
    Name:  Keith M. Hladek
    Title:    Chief Financial Officer
 Co-Chief Operating Officer

THE PURCHASER:

AUSTRALIA ACQUISITION CORP.

By:  /s/ Peter Ziegler
    Name: Peter Ziegler
    Title:  Chairman and Chief Executive Officer
    Email: peter.ziegler@aacorp.com.au

[Signature Page – Amendment No. 1 to SPA]